Exhibit 99.1

Press Release & Investor Call

Acorn’s 2023 EPS Improves to $0.05 vs. ($0.25) Loss Per Share on 15% Revenue Increase; Anticipates Continued Revenue and Earnings Growth in 2024

Wilmington, DE – March 7, 2024 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of remote monitoring and control solutions for backup power generators, gas pipelines, air compressors and other mission critical assets, announced results for its fourth quarter (Q4’23) and full-year periods ended December 31, 2023. Acorn achieved profitability in Q4’23 and for the full year 2023 on revenue growth of 22% and 15%, respectively. The company will hold an investor call today at 11am ET (see call details below).

Summary Financial Results (1)

($ in thousands)	Q4’23	Q4’22	Change	2023	2022	Change
Monitoring revenue	$1,090	$998	+9.2%	$4,262	$3,912	+8.9%
Hardware revenue	$1,160	$847	+37.0%	$3,797	$3,088	+23.0%
Total revenue	$2,250	$1,845	+22.0%	$8,059	$7,000	+15.1%
Gross profit	$1,648	$1,352	+21.9%	$6,004	$5,071	+18.4%
Gross margin	73.2%	73.3%		74.5%	72.4%

(1) All of Acorn’s revenue is derived from its 99%-owned operating subsidiary, OmniMetrix.

CEO Commentary

Jan Loeb, Acorn’s CEO, commented, “After years of hard work by the Acorn/OmniMetrix team, in 2023 we achieved our goal of reaching sustainable profitability on continued growth in hardware and monitoring revenue. Leveraging growth in both monitoring and hardware revenue we advanced our full year gross margin to 74.5% in 2023 vs. 72.4% in 2022.

“Acorn achieved net income of $84,000, or $0.03 per share, in Q4’23 and $119,000, or $0.05 per share, for the year, compared to net losses in the year ago periods. Our 2023 performance was achieved despite $102,000 of one-time expenses (approximately $0.04 per share) for our 1-for-16 reverse stock-split successfully completed in Q3. Importantly, we believe we are well-positioned for further bottom-line improvement in 2024 and going forward. Considering federal operating loss carryfowards (NOLs) of approximately $69M, we expect our profits to be largely shielded from tax liability, benefitting Acorn’s future cash flows.

“Our long-term goal remains the achievement of 20% average annual top-line growth. Although our 2023 growth of 15.1% was below this level, we have a range of business development initiatives and opportunities currently being pursued that we believe should enable us to improve upon our 2023 growth rate in 2024 and potentially exceed our long-term growth goal.

Demand Response & Other Initiatives

“We made encouraging progress during 2023 and the beginning of 2024 in bringing Demand Response (DR) programs to market. We announced our first DR customer signups in the third quarter and we added more in the fourth quarter of 2023 and first quarter 2024. The initial customers have been approved by ERCOT, the primary grid operator in Texas, in time for summer when the grid typically experiences peak demand. Our dealer network has now signed up customers representing approximately 600 kWh.

“Our DR programs are designed to support electric grid operators in meeting peak power demand. DR programs enable backup generator owners to be compensated for making their generators available for grid operators to automatically turn on when the grid needs support. OmniMetrix’s remote monitoring and control technology provides the critical links that enable DR functionality. DR represents a very compelling add-on to our offerings, as it provides a revenue stream to end customers to offset the cost of new or existing backup generator ownership.

“We currently expect a modest revenue contribution from DR in 2024, reflecting a normal adoption path for a very new solution that is linked to a meaningful capital outlay for next generation, energy-efficient backup generators, which typically cost approximately $15,000 to install for a residential unit and considerably more for a commercial unit. We are very excited about the potential for DR to become an important, long-term driver of backup generator monitoring and control sales.

“We also continue to invest in enhancing our solutions so that we can maintain our performance leadership in the markets we serve. For example, in Q4 we launched a new user interface (OV2) for our OmniView data portal which provides a range of new efficiency features such as self-service reporting and air quality data for compliance with state laws and regulations. Looking forward, we are very encouraged by feedback from our sales and marketing team regarding opportunities with new and existing partners and larger commercial and industrial (C&I) customers/prospects. These dialogues support our confidence in our growth prospects for 2024 and longer-term. As a result, we have invested in inventory in recent months to support larger C&I orders and expected growth.”

Financial Review

Q4’23 revenue rose 22.0% to $2,250,000 over Q4’22 revenue of $1,845,000, driven by a 37.0% increase in hardware revenue and a 9.2% increase in monitoring revenue. Q4’23 hardware revenue growth is primarily attributable to sales of new products, sales of custom units and associated installation income. Sales of custom True Guard® generator monitors and new product sales were partially offset by a decrease in Hero® cathodic protection product sales. Full year 2023 revenue rose 15.1% to $8,059,000 from $7,000,000 in 2022, largely driven by sales of new products and custom True Guard units and associated installations. Monitoring revenue is amortized over the term of the contract, typically one year, and grew 8.9% in fiscal 2023, reflecting an increase in the number of end points monitored.

Driven by revenue growth, gross profit rose 21.9% to $1,648,000 in Q4’23, reflecting a gross margin of 73.2%, as compared to gross profit of $1,352,000 and gross margin of 73.3% in Q4’22. For the year, gross profit grew 18.4% to $6,004,000, reflecting a gross margin of 74.5% vs. a gross margin of 72.4% in 2022. The increase in gross margin was primarily attributable to an increase in gross margin on hardware to 54% in 2023 from 48% in 2022, principally due to sales of new products and custom units which tend to sell at higher price points.

Total operating expenses rose 10.0% to $1,570,000 in Q4’23 versus $1,427,000 in Q4’22, driven by a $90,000 increase in selling, general and administrative (SG&A) expenses and a $53,000 increase in research and development (R&D) expenses, both related primarily to increases in salaries and bonuses. For the year, operating expenses increased 4% or $230,000 to $5,930,000, including $102,000 of costs related to the reverse stock split in Q3’23. Excluding the impact of the reverse split, SG&A expense would have increased 2.2%. Additionally, R&D expense increased 3.6% in 2023.

Net income attributable to Acorn stockholders improved to $84,000, or $0.03 per share, in Q4’23 from a net loss of ($77,000), or ($0.03) per share, in Q4’22. Net income attributable to Acorn stockholders improved to $119,000, or $0.05 per share, in 2023 versus a net loss of ($633,000), or ($0.25) per share, in 2022. Acorn’s move into profitability in 2023, from losses in 2022, was driven by 18.4% growth in gross profit, which substantially exceeded increases in our operating expenses. Per-share figures have been adjusted to reflect the 1-for-16 reverse stock split effected in Q3’23.

Liquidity and Cash Flow

Excluding deferred revenue of $4,034,000 and deferred cost of goods sold $809,000, which have no impact on future cash flow, net working capital improved to $2,654,000 at December 31, 2023 as compared to $2,536,000 at December 31, 2022. This included cash and cash equivalents of $1,449,000 at year-end 2023 and $1,450,000 at year-end 2022.

Acorn generated $72,000 of cash from operating activities and used $78,000 for hardware, software and other capital investments in fiscal year 2023. Cash generated from operating activities was attributable to the company’s net income of $129,000 plus non-cash expenses, which include depreciation and amortization of $161,000, non-cash lease expense of $128,000 and other non-cash expenses of $63,000, less net investment in operating assets and liabilities of $409,000.

Investor Call Details

Date/Time:	Thursday, March 7th at 11:00 AM ET
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (Int’l)
Online Replay/Transcript:	Audio file and call transcript will be posted to the
Investor section of Acorn’s website when available.
Submit Questions via Email:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment, serving tens of thousands of customers including 25 Fortune/Global 500 companies. OmniMetrix’s proven, cost-effective solutions make critical systems more reliable and also enable automated “demand response” electric grid support by enrolled back-up generators. OmniMetrix solutions monitor critical equipment used by cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution and federal, state and municipal government facilities, in addition to residential back-up generators.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There are no assurances that Acorn will be successful in growing its business, increasing its revenue, increasing profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Follow us

Twitter:	@Acorn_IR and @OmniMetrix
StockTwits:	@Acorn_Energy

Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

ACORN ENERGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Years ended December 31,		Three months ended December 31,
	2023	2022	2023	2022

Revenue	$8,059	$7,000	$2,250	$1,845
Cost of Sales	2,055	1,929	602	493
Gross profit	6,004	5,071	1,648	1,352
Operating expenses:
Research and development expenses	875	845	261	208
Selling, general and administrative expenses	5,055	4,804	1,309	1,219
Impairment of software	—	51	—	—
Total operating expenses	5,930	5,700	1,570	1,427
Operating income (loss)	74	(629)	78	(75)
Finance income (expense), net	64	(2)	18	(1)
Income (loss) before income taxes	138	(631)	96	(76)
Income tax expense	9	—	9	—
Net income (loss)	129	(631)	87	(76)
Non-controlling interest share of income	(10)	(2)	(3)	1
Net income (loss) attributable to Acorn Energy, Inc. stockholders:	$119	$(633)	$84	$(77)
Net income (loss) per share attributable to Acorn Energy, Inc. stockholders – basic and diluted	$0.05	$(0.25)	$0.03	$(0.03)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. stockholders – basic*	2,484	2,481	2,485	2,482
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. stockholders – diluted*	2,503	2,481	2,532	2,482

* As adjusted to reflect the September 2023 1-for-16 reverse stock split.

ACORN ENERGY, INC.

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of December 31,
	2023	2022
ASSETS
Current assets:
Cash	$1,449	$1,450
Accounts receivable, net	536	597
Inventory, net	962	789
Other current assets	280	288
Deferred cost of goods sold	809	887
Total current assets	4,036	4,011
Property and equipment, net	570	653
Right-of-use assets, net	193	298
Deferred cost of goods sold	476	807
Other assets	174	215
Total assets	$5,449	$5,984

LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$288	$243
Accrued expenses	132	171
Deferred revenue	4,034	3,984
Current operating lease liabilities	123	116
Other current liabilities	30	58
Total current liabilities	4,607	4,572
Long-term liabilities:
Deferred revenue	1,550	2,187
Noncurrent operating lease liabilities	98	220
Other long-term liabilities	20	16
Total liabilities	6,275	6,995
Commitments and contingencies
Stockholders’ Deficit:
Acorn Energy, Inc. stockholders
Common stock - $0.01 par value per share:
Authorized – 42,000,000 shares; issued and outstanding – 2,484,791 and 2,482,604 shares at December 31, 2023 and 2022, respectively*	25	25
Additional paid-in capital*	103,321	103,261
Accumulated stockholders’ deficit	(101,148)	(101,267)
Treasury stock, at cost – 50,178 shares at December 31, 2023 and December 31, 2022*	(3,036)	(3,036)
Total Acorn Energy, Inc. stockholders’ deficit	(838)	(1,017)
Non-controlling interests	12	6
Total stockholders’ deficit	(826)	(1,011)
Total liabilities and stockholders’ deficit	$5,449	$5,984

* As adjusted to reflect the September 2023 1-for-16 reverse stock split.

ACORN ENERGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Year ended December 31,
	2023	2022
Cash flows provided by operating activities:
Net income (loss)	$129	$(631)
Depreciation and amortization	161	122
Impairment of software	—	51
Impairment of inventory	8	41
Non-cash lease expense	128	124
Stock-based compensation	55	80
Change in operating assets and liabilities:
Decrease in accounts receivable	61	279
Increase in inventory	(181)	(213)
Decrease (increase) in deferred cost of goods sold	409	(181)
Decrease (increase) in other current assets and other assets	49	(105)
(Decrease) increase in deferred revenue	(587)	778
Decrease in operating lease liability	(138)	(130)
Decrease in accounts payable, accrued expenses, other current liabilities and non-current liabilities	(22)	(184)
Net cash provided by operating activities	72	31

Cash flows used in investing activities:
Investments in technology	(76)	(292)
Other capital investments	(2)	(16)
Net cash used in investing activities	(78)	(308)

Cash flows provided by financing activities:
Warrant exercise proceeds	5	—
Stock option exercise proceeds	—	5
Net cash provided by financing activities	5	5

Net decrease in cash	(1)	(272)
Cash at the beginning of the year	1,450	1,722
Cash at the end of the year	$1,449	$1,450

Supplemental cash flow information:
Cash paid during the year for:
Interest	$3	$2
Income taxes	$—	$—

Non-cash investing and financing activities:

Accrued preferred dividends to former CEO of OmniMetrix	$4	$4